Exhibit 5.1



April 28, 1999

Board of Directors
Simtek Corporation
1465 Kelly Johnson Blvd. #301
Colorado Springs, CO  80920

Dear Gentlemen:

Reference is made to the registration statement on Form S-3 to be filed with the Securities and Exchange Commission (the "Commission") on or about April 28, 1999 (the "Registration Statement") by Simtek Corporation, a Colorado corporation (the "Company"), for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), 7,692,308 shares of its Common Stock, par value $0.01 per share (the "Common Stock"), issuable in connection with the conversion of the Company's outstanding debentures..

As counsel for the Company, we have examined such documents and reviewed such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Based on the foregoing, we are of the opinion that the shares of Common Stock, when issued and delivered by the Company pursuant to conversion of the debentures described in the Registration Statement, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission.

We do not express an opinion on any matters other than those expressly set forth in this letter.

Sincerely,

Holme Roberts & Owen LLP



By: /s/ Garth B. Jensen
    ------------------------------
    Garth B. Jensen, Partner